Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Arcadia Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, par value $0.001 per share ("Common Stock")	457(c)	1,673,792	$2.30	$3,849,721.60	0.00013810	$531.65
	Total Offering Amount					$3,849,721.60		$531.65
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$531.65

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover (i) any additional shares of Common Stock that may be issued in connection with a stock dividend, stock split, recapitalization or similar transactions, or (ii) such reduced number of shares of Common Stock in respect of any reverse stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, in each case with respect to the shares of Common Stock being registered pursuant to this registration statement.

(2)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock on the Nasdaq Capital Market on January 23, 2026.

(3)

Consists of 1,673,792 shares of Common Stock that may be sold by the selling stockholders named herein, including 1,673,792 shares that are issuable upon exercise of warrants and preferred investment options.